UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 3, 2018

ARISTA FINANCIAL CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-169802	27-1497347
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

51 JFK Parkway, First Floor West

Short Hills, New Jersey 07078

 (Address of principal executive offices)

(973) 218-2428

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective December 3, 2018, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Crown Bridge Partners, LLC, a New York limited liability company (the “Buyer”) pursuant to which the Buyer agreed to purchase from the Company a Convertible Promissory Note (the “Note”) in the aggregate principal amount of up to $121,500. The Buyer will fund the first tranche of this Note in the aggregate principal amount of $40,500 upon closing and the Company will receive net proceeds from the Buyer of approximately $35,000 after deducting a 10% original issue discount and fees and expenses of Buyer’s counsel. In connection with the sale of the Note, the Company also delivered a warrant (the “Warrant” and, together with the Note and the Purchase Agreement, the “Transaction Documents”) to the Buyer to purchase up to 20,250 shares of the Company’s common stock, subject to the terms and conditions described below. The Buyer may, in its sole discretion, advance additional amounts under the Note up to a total of $121,500, in which case the Company would receive net proceeds of approximately $108,000 and issue warrants for a total of 60,750 shares. There can be no assurance that the Buyer will advance any additional amounts to the Company in respect of the Note. The Company expects to use the net proceeds from the sale of the Note for its general corporate purposes, including the acquisition of additional equipment leases. The Purchase Agreement also grants the Buyer piggyback registration rights and the right to participate in future offerings of the Company’s securities on the terms and conditions set forth therein so long as the Note is outstanding.

The Note accrues interest at the rate of 5% per annum. Interest and principal on the first tranche are payable on December 3, 2019, twelve months after the date of the funding of the first tranche Note. Any subsequent tranche that is funded at the discretion of the Buyer shall mature twelve months following the funding. Any amount of principal or interest on the Note which is not paid when due shall bear interest at the default rate of interest of 15% per annum. The Company has the right to prepay the principal amount of the Note and accrued interest in whole or in part at any time at a prepayment price equal to (i) 125% of the principal amount plus accrued interest if the Company exercises its right in the first sixty (60) days following the funding of the applicable tranche, (ii) 135% of the principal amount plus accrued interest if the Company exercises its right between the 61st and 120th day, (iii) 140% of the principal amount plus accrued interest if the Company exercises its right between the 121st and 180th day and (iv) 150% of the principal amount plus accrued interest if the Company exercises its right between the 181st day to the calendar day immediately preceding the maturity date. If an event of default as set forth in the Transaction Documents occurs, the Buyer may declare the Note immediately due and payable and the Company will be obligated to pay a default amount equal to 150% of the principal amount plus accrued interest at the default rate.

The Note is convertible into shares of the Company’s common stock at any time at a conversion price equal to the Variable Conversion Price. The “Variable Conversion Price” is defined to mean 60% multiplied by the Market Price of the Company’s common stock. The “Market Price” is defined to mean the lowest trading price during the 25 trading days ended on the last trading day before the conversion date on the principal trading market for the Company’s common stock. The conversion price is subject to adjustment for stock splits, reverse stock splits, stock dividends and certain other similar or dilutive transactions, and subject to the Transaction Documents. In addition, if the Company’s common stock ceases to be DWAC eligible, the Variable Conversion Price shall be reduced to 50% multiplied by the Market Price of the Company’s common stock.

The Warrant entitles the holder to purchase up to 20,250 shares of the Company’s common stock at an exercise price equal to $2.00 per share, subject to adjustment for stock splits, reverse stock splits, stock dividends and certain other similar or dilutive transactions. The Warrant is also subject to cashless exercise in the event that the market price of the common stock is greater than the exercise price. The Warrant will expire on December 3, 2021.

The foregoing descriptions of the Purchase Agreement, Note and Warrant are qualified in their entirety by reference to terms of the Purchase Agreement, Note and Warrant which have been filed as exhibits to this Current Report on Form 8-K.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02.

The Note and the Warrant as well as the shares of the Company’s common stock into which the Note is convertible and for which the Warrant is exercisable were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit Number	Description	Filed
4.1	Convertible Promissory Note dated December 3, 2018 issued to Crown Bridge Partners, LLC.	Filed herewith
4.2	Warrant dated December 3, 2018 issued to Crown Bridge Partners, LLC	Filed herewith
10.1	Securities Purchase Agreement dated as of December 3, 2018 between Arista Financial Corp. and Crown Bridge Partners, LLC.	Filed herewith

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 10, 2018	ARISTA FINANCIAL CORP.

	By:	/s/ Paul Patrizio
Paul Patrizio Chief Executive Officer

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